As filed with the Securities and Exchange Commission on January 9, 1996
                                              Registration No. 33-64527

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                 AMENDMENT NO. 1
                                   FORM S-4/A
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                 ______________

                             CHITTENDEN CORPORATION
              (Exact name of registrant as specified in its charter)

Vermont                            0-7974                      03-0228404
(State or other jurisdiction of (Primary Standard Industrial I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                              Two Burlington Square
                            Burlington, Vermont 05401
                                  (802) 658-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ______________

                            F. Sheldon Prentice, Esq.
                                    Secretary
                             Chittenden Corporation
                              Two Burlington Square
                            Burlington, Vermont 05401
                                 (802) 660-1410

  (Address, including zip code, and telephone number, including area code, of agent for service)
                                    ______________

   Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following. ____

                              CALCULATION OF REGISTRATION FEE
==============================================================================
Title of Each                      Proposed       Proposed
Class of         Amount to be      Maximum        Maximum
Securities to    Registered(1)     Offering       Aggregate      Amount of
be Registered                      Price Per      Offering       Registration
                                   Unit (2)       Price (3)      Fee
------------------------------------------------------------------------------
Common Stock
($1.00 par)      1,386,100
value) . . .     Shares                            $19,020,379   $6,558.80
===============================================================================
(1) This Registration Statement covers the maximum number of shares of the Registrant's common stock that may be issued in the transaction described herein.
(2) Not applicable.
(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(f)(2), based on the book value of the common stock of Flagship Bank and Trust Company on September 30, 1995, ($16.47) and the maximum number of such shares (1,154,850) that may be exchanged for the securities being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

January 9, 1996

Securities and Exchange Commission
450th Street
Washington, D.C. 20549

RE:  CHITTENDEN CORPORATION - REGISTRATION NO. 0-7974
     AMENDED REGISTRATION STATEMENT (ON FORM S-4/A)

To Whom it May Concern:

Pursuant to the requirements of Regulation S-t under the Securities Exchange
Act of 1934, there is appended to this transmittal, an electronic file of the Amended Registration Statement for Chittenden Corporation (on Form S-4/A) relating to the Agreement and Plan of Reorganization between Chittenden Corporation and Flagship Bank and Trust Company (the "Merger"). The Registration Statement relating to the Merger is hoped to be declared effective by January 16, 1996.

Chittenden Corporation has sent the filing fee of $6,558.80 via Fedwire.

If you have questions concerning this Registration Statement Filing, please telephone the undersigned at (802) 660-1410.

Thank you.

Sincerely,

S/F. SHELDON PRENTICE
---------------------
  F. Sheldon Prentice
  Secretary

                              CHITTENDEN CORPORATION
                               CROSS REFERENCE SHEET

                      Pursuant to Item 501(b) of Regulation S-K
                  Showing Location in Prospectus and Proxy Statement
                    of Information Required by Items of Form S-4

      Item Number in Form S-4                     Location in Prospectus
      -----------------------                     ----------------------

A.  INFORMATION ABOUT THE TRANSACTION

    1. Forepart of Registration                   Facing page of registration
       Statement and Outside                      statement, outside front cover
       Front Cover Page of Prospectus             page of Prospectus

    2. Inside Front and Outside                   Available Information;
       Back Cover Pages of                        Incorporation of Certain
       Prospectus.....                            Documents by Reference;
                                                  Table of Contents

    3. Risk Factors, Ratio of Earnings
       to Fixed Charges and Other
       Information                                Summary

    4. Terms of the Transaction.....              Summary; The Merger;
                                                  Description of CC Capital
                                                  Stock

    5. Pro Forma Financial Information.....       Pro Forma Selected
                                                  Financial Data

    6. Material Contracts with Company
       Being Acquired.....                        The Merger

    7. Additional Information Required
       for Reoffering by Persons and
       Parties Deemed to be Underwiters.....      *

    8. Interests of Named Experts and
       Counsel.....                               *

    9. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.....                           Part II; C; II-3

B.  INFORMATION ABOUT THE REGISTRANT

   10. Information with Respect to
       S-3 Registrants.....                       *

   11. Incorporation of Certain Information       Incorporation of Certain
       by Reference.....                          Documents by Reference

   12. Information with Respect to S-2 or
       S-3 Registrants.....                       *

   13. Incorporation of Certain Information
       by Reference.....                          *

   14. Information with Respect to Registrants
       Other than S-2 or S-3 Registrants.....     *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15. Information with Respect to S-3
       Companies.....                             *

   16. Information with Respect to S-2 or S-3
       Companies.....                             *

   17. Information with Respect to Companies      Summary; Historical Selected
       Other than S-2 or S-3 Companies.....       Financial Data of Flagship;
                                                  Business of Flagship;
                                                  Management's Discussion and
                                                  Analysis of Financial
                                                  Condition and Results of
                                                  Operations of Flagship,
                                                  Exhibit F;

D.  VOTING AND MANAGEMENT INFORMATION

   18. Information if Proxies, Consents           Notice of Special Meeting;
       or Authorizations are to be                Incorporation of Certain
       Solicited.....                             Documents by Reference;
                                                  The Special Meeting; The
                                                  Merger

   19. Information if Proxies, Consents
       or Authorizations are not to be
       Solicited or in an Exchange Offer.....     *

-------------------------------------------
*Answer is Negative or Item is not Applicable

                         FLAGSHIP BANK AND TRUST COMPANY
                          306 Main Street, P.O. Box 487
                       Worcester, Massachusetts 01613-0487
                                 January 16, 1996

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Flagship Bank and Trust Company ("Flagship") to be held on February 5, 1996, at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, at 10:00 a.m.
(the "Special Meeting").

      At the Special Meeting, stockholders will be asked to approve the Agreement and Plan of Reorganization dated as of September 19, 1995, (the "Merger Agreement"), by and among Chittenden Corporation ("CC"), Chittenden Acquisition Bank ("CAB") and Flagship, and to authorize Flagship to enter into a Plan of Merger with CAB. CAB, a Massachusetts trust company, will be a wholly-owned subsidiary of CC, a Vermont corporation, which is a registered bank holding company with its principal place of business in Burlington, Vermont. CC operates two banking subsidiaries, Chittenden Trust Company
("CTC") and The  Bank of Western  Massachusetts ("BWM").   CTC is  the
largest bank in the State of Vermont, and CC is Vermont's second largest bank holding company, with assets of $1.5 billion at September 30, 1995. On March 17, 1995, CC consummated the acquisition of BWM, an FDIC-insured, Massachusetts-chartered trust company headquartered in Springfield, Massachusetts, with assets of approximately $240 million at September 30, 1995.

      If the Merger Agreement is approved by the Flagship stockholders and the merger between CAB and Flagship is consummated (the "Merger"), each outstanding share of Flagship Common Stock, other than shares as to which dissenters' rights have been perfected and shares held by Flagship as treasury stock, will be converted into the right to receive 1.2 shares of CC Common Stock. However, Flagship shall have the right to terminate the Merger Agreement if the market value of the CC Common Stock (as determined under the Merger Agreement) is less than $23.25 per share and CC or Flagship may terminate the Merger Agreement if the Merger is not consummated by June 30, 1996. As of the date hereof, the Flagship Board does not intend to elect to waive its right to terminate the transaction if the market value of CC Common Stock is less thant $23.25 per share.

      If there are not sufficient votes at the time of the Special Meeting to constitute a quorum, Flagship's stockholders will be asked to approve adjournment of the Meeting to permit additional solicitation of proxies. Discretionary authority may not be used to vote to adjourn the meeting with respect to a stockholder who votes against the transaction.

      Flagship stock certificates should not be returned to Flagship with the proxy and should not be forwarded until you receive a letter of transmittal that will be provided shortly after the Merger is consummated.

      The Merger Agreement and Merger is described in the accompanying Proxy Statement and Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction. Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by Flagship stockholders.
We urge you to read the Proxy Statement and Prospectus carefully.

      Flagship's Board of Directors has received the opinion of its financial advisor, Alex Sheshunoff & Co. Investment Banking, ("Sheshunoff"), that the terms of the proposed Merger are fair and equitable to the stockholders of Flagship from a financial point of view. The Merger Agreement has been approved unanimously by the Flagship Board after careful consideration of the Sheshunoff opinion and relevant financial, legal and other considerations.

      ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

      Sheshunoff's opinion is summarized in the Proxy Statement and Prospectus, and the complete opinion is included as Appendix B to the Proxy Statement and Prospectus. We urge you to read these items carefully.

      YOUR VOTE IS IMPORTANT. THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Approval of the Merger Agreement by Flagship stockholders requires the affirmative vote of at least two-thirds of the shares of Flagship Common Stock outstanding and entitled to vote at the Special Meeting. Regardless of the size of your holdings or whether you plan to attend the meeting, we urge you to sign, date and mail the enclosed proxy card promptly in the postage-prepaid envelope provided. If you attend the Special Meeting, you may vote in person even if you have already mailed your proxy card.

      On behalf of the Board of Directors, we thank you for your continued support. We appreciate your interest.

Sincerely yours,

Harold N. Cotton                         Donald J. McGowan
Chairman                                 President and Chief Executive Officer

                         FLAGSHIP BANK AND TRUST COMPANY
                          306 Main Street, P.O. Box 487
                       Worcester, Massachusetts 01613-0487
                                 January 16, 1996

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Flagship Bank and Trust Company:

      Notice is hereby given that a Special Meeting of the Stockholders of Flagship Bank and Trust Company ("Flagship") will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts on February 5, 1996 commencing at 10:00 a.m. for the purpose of considering and voting upon the following matters:

      1. A proposal to approve and adopt the Agreement and Plan of Reorganization (the"Merger Agreement"), dated as of September
            19, 1995, by and among Chittenden Corporation ("CC"), Chittenden Acquisition Bank ("CAB") and Flagship, and to authorize Flagship to enter into a Plan of Merger with CC and CAB, pursuant to which Merger Agreement and Plan of Merger, Flagship would be merged with and into CAB, and stockholders of Flagship would receive 1.2 shares of CC Common Stock for each share of Flagship Common Stock, all as more fully described in the attached Proxy Statement and Prospectus. A copy of the Merger Agreement is attached as Appendix A to the attached Proxy Statement and Prospectus. A copy of the Plan of Merger is attached as Exhibit A to the Merger Agreement.

      2. Such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on January 5, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any and all adjournments or postponements thereof. The affirmative vote of the holders of two-thirds of the shares of Common Stock of Flagship outstanding on the Record Date is required for approval of the Merger Agreement and related Plan of Merger.

      If the proposal described in Item 1 above is approved by the stockholders at the Special Meeting, and effected by Flagship, any stockholder of Flagship
(i) who files with Flagship before the taking of the vote on the approval of such action, written objection to the proposed action stating that he or she intends to demand payment for his or her shares if the action is taken, and
(ii) whose shares are not voted in favor of such action, has or may have the right to demand in writing from Flagship within twenty (20) days after the date of the mailing to him or her of notice in writing that the corporate action has become effective, payment of his or her shares and an appraisal of the
value thereof.   Flagship, CC and any such  stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of Chapter 156B of the Business Corporation Law of Massachusetts.

      A Proxy Statement and Prospectus is set forth on the following pages and a proxy card is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope,whether or not you plan to attend the Special Meeting in person. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person. However, attendance at the meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need to instruct your recordholder how to vote the shares beneficially owned by you in accordance with your instructions.

                                          By Order of the Board of Directors



Worcester, Massachusetts                  Denise L. Solodyna
January 16, 1996                          Chief Financial Officer and Clerk

                         FLAGSHIP BANK AND TRUST COMPANY
                                 PROXY STATEMENT

                                _________________

                             CHITTENDEN CORPORATION
                                 PROSPECTUS FOR
                          1,386,100 SHARES COMMON STOCK
                                ($1.00 Par Value)

     This Proxy Statement and Prospectus is furnished in connection with the solicitation of proxies from the holders of the common stock of Flagship Bank and Trust Company ("Flagship"), par value $2.815 per share ("Flagship Common Stock"), for use at the Special Meeting of Stockholders of Flagship to be held on January 26, 1996 and any adjournments or postponements thereof (the "Special Meeting"). The solicitation of proxies from Flagship stockholders is made by Flagship's Board of Directors.

      At the Special Meeting, the Flagship stockholders will be asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Reorganization between Chittenden Corporation ("CC"), Chittenden Acquisition Bank ("CAB") and Flagship dated as of September 19, 1995 and a related Plan of Merger (together, the "Merger Agreement"), pursuant to which Flagship would be merged with and into CAB, a wholly-owned subsidiary of CC, with CAB being the surviving corporation doing business as "Flagship Bank and Trust Company" (the "Merger"). Consequently, if the Merger is completed, Flagship stockholders will no longer hold any interest in Flagship other than through their interests in CC's shares. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

      This Proxy Statement and Prospectus also constitutes a prospectus of CC in respect of up to 1,386,100 shares of CC Common Stock to be issued to Flagship stockholders in connection with the Merger. Such shares of CC Common Stock are to be issued on the conversion of the outstanding shares of Flagship Common Stock, as described in this Proxy Statement and Prospectus. See "THE MERGER - Terms of the Merger."

      Upon consummation of the Merger, each issued and outstanding share of Flagship Common Stock, other than shares as to which dissenters' rights have been perfected and shares held by Flagship as treasury stock, will be converted into 1.2 shares of CC Common Stock, par value $1.00 per share, (the "Per Share Consideration"). Based upon the closing price of CC Common Stock of $29.75 on January 5, 1996, total consideration equals approximately
$41.2 million. To the extent the average closing price of CC (as determined in the Merger Agreement) is less than $23.25 per share, Flagship shall have the right to terminate the Merger Agreement. As of the date hereof, the Flagship Board does not intend to elect to waive its right to terminate the transaction based upon the Determination Price. Flagship stockholders will receive cash in lieu of fractional shares. See "THE MERGER-Terms of the Merger."

      The CC Common Stock is listed on NASDAQ-NMS system. The last reported sale price of CC Common Stock on NASDAQ-NMS on January 5, 1996 was $29.75 per share.

      Consummation of the Merger is conditioned upon, among other things, receipt of all required stockholder and regulatory approvals. If there are not sufficient votes at the time of the Special Meeting to constitute a quorum, the Flagship stockholders will be asked to approve adjournment of the Special Meeting to permit further solicitation of proxies. Discretionary authority may not be used to vote to adjourn the meeting with respect to a stockholder who votes against the transaction.

THE BOARD OF DIRECTORS OF FLAGSHIP UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT TO THE STOCKHOLDERS OF FLAGSHIP.

      This Proxy Statement and Prospectus does not cover any resales of CC Common Stock received by Flagship stockholders in connection with the Merger, and no person is authorized to make use of this Proxy Statement and Prospectus in connection with any such resale.

      All information in this Proxy Statement and Prospectus regarding Flagship and its affiliates has been furnished by Flagship, and all information herein regarding CC and its affiliates has been furnished by CC.

      This Proxy Statement and Prospectus and the form of proxy for the Special Meeting are first being mailed to stockholders of Flagship on or about January 16, 1996.

                             ______________________

           THE SHARES OF CC COMMON STOCK OFFERED HEREBY HAVE NOT BEEN
        APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR
           ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________

          THE SHARES OF CC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
                   ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF
               A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED
            BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

                             ______________________


                The date of this Proxy Statement and Prospectus is

                                 January 16, 1996

                                 TABLE OF CONTENTS


                                                                          Page

AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . .  9

INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . .  9

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

SELECTED HISTORICAL AND SUMMARY PRO FORMA FINANCIAL DATA  . . . . . . . . . 18

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      Quorum and Voting for Flagship Special Meeting  . . . . . . . . . . . 24
      Vote Required at Flagship Special Meeting . . . . . . . . . . . . . . 24
      Beneficial Ownership of Flagship Common Stock . . . . . . . . . . . . 25
            Certain Transactions  . . . . . . . . . . . . . . . . . . . . . 26

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      Background of and Reasons for the Merger;
      Recommendation of Flagship Board of Directors . . . . . . . . . . . . 27
            Background of and Reasons of Flagship for the Merger  . . . . . 27
            Recommendation of Flagship Board of Directors . . . . . . . . . 28
      Terms of the Merger; Consideration to be Received by
      Flagship Stockholders  . . . . . . . . . . . . . . . . . .  . . . . . 33
      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . 33
      Surrender of Flagship Common Stock Certificates . . . . . . . . . . . 34
      Conditions to Consummation of the Merger  . . . . . . . . . . . . . . 34
      Regulatory Approvals Required . . . . . . . . . . . . . . . . . . . . 35
      Waiver and Amendment  . . . . . . . . . . . . . . . . . . . . . . . . 36
      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      Corporate Transactions  . . . . . . . . . . . . . . . . . . . . . . . 36
      Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . 37
      Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . 38
      Interests of Certain Persons in the Merger  . . . . . . . . . . . . . 38
      Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      Management and Operations After the Merger  . . . . . . . . . . . . . 40
      Rights of Flagship Dissenting Stockholders  . . . . . . . . . . . . . 40
      Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . 41
      Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . 42
      Resale of CC Common Stock Received by Flagship Stockholders . . . . . 42
      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      Certain Differences in Rights of Stockholders . . . . . . . . . . . . 43
      Significant Differences Between the Corporation Laws
      of Massachusetts and Vermont . . . . . . . . . . . . . . . . . .  . . 43
      Significant Differences Between the Charters
      and By-Laws of Flagship and CC  . . . . . . . . . . . . . . . . . . . 45

BUSINESS OF CC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      Description of CC Capital Stock . . . . . . . . . . . . . . . . . . . 48

BUSINESS OF FLAGSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
            Market Price of and Dividends on Flagship Common Stock  . . . . 49

SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . 49
      Regulation of CC  . . . . . . . . . . . . . . . . . . . . . . . . . . 49
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
            Interstate Acquisitions . . . . . . . . . . . . . . . . . . . . 50
            Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
            Certain Transactions by Bank Holding Companies
            with their Affiliates   . . . . . . . . . . . . . . . . . . . . 50
            Holding Company Support of Subsidiary Banks . . . . . . . . . . 50
            Liability of Commonly Controlled Depository Institutions  . . . 51
      Regulation of CTC, BWM and Flagship . . . . . . . . . . . . . . . . . 51
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
            Examinations and Supervision  . . . . . . . . . . . . . . . . . 51
            Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
            Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . 51
            Deposit Insurance . . . . . . . . . . . . . . . . . . . . . . . 51
            Federal Reserve Board Policies  . . . . . . . . . . . . . . . . 52
            Consumer Protection Regulation; Bank Secrecy Act  . . . . . . . 52
      Capital Requirements  . . . . . . . . . . . . . . . . . . . . . . . . 52
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
            Leverage Capital Ratio  . . . . . . . . . . . . . . . . . . . . 52
            Risk-Based Capital Requirements . . . . . . . . . . . . . . . . 52
      Recent Banking Legislation  . . . . . . . . . . . . . . . . . . . . . 53
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
            Prompt Corrective Action  . . . . . . . . . . . . . . . . . . . 54
            Risk-Based Deposit Insurance Assessments  . . . . . . . . . . . 54
            Brokered Deposits and Pass-Through Deposit
            Insurance Limitations   . . . . . . . . . . . . . . . . . . . . 56
            Conservatorship and Receivership Amendments . . . . . . . . . . 56
            Real Estate Lending Standards . . . . . . . . . . . . . . . . . 56
            Standards for Safety and Soundness  . . . . . . . . . . . . . . 56
            Activities and Investments of Insured State Banks . . . . . . . 56
            Consumer Protection Provisions  . . . . . . . . . . . . . . . . 57
            Depositor Priority Statute  . . . . . . . . . . . . . . . . . . 57
            Interstate Banking and Branching  . . . . . . . . . . . . . . . 57

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59

VALIDITY OF CC COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . 59

PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . 60


APPENDICES

      Appendix A -  Agreement and Plan of Reorganization
                    (with Exhibits, including Plan of Merger) . . . . . . . A-1
      Appendix B -  Opinion of Alex Sheshunoff & Co.
                    Investment Banking . . . . . . . . . . . . . . . . . . .B-1
      Appendix C -  Massachusetts  Business  Corporation  Law,
                    Chapter 156B, Sections 85 through 98  . . . . . . . . . C-1
      Appendix D -  Stock Option Agreement  . . . . . . . . . . . . . . . . D-1
      Appendix E -  Annual Report of Flagship for the Year
                    Ended December 31, 1994  . . . . . . . . . . . . . . .  E-1
      Appendix F -  Flagship Business Description and
                    Management's Discussion and Analysis of Operations
                    for the Year Ended December 31, 1994  . . . . . . . . . F-1
      Appendix G -  Quarterly Report of Flagship for
                    the Nine Months Ended September 30, 1995  . . . . . . . G-1

      No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Proxy Statement and Prospectus in connection with the Merger and offering covered by this Proxy Statement and Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by CC or
Flagship.   This Proxy  Statement and  Prospectus does  not constitute  an offer to sell, or a solicitation of an offer to buy, the CC Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus nor any issuance of securities made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Proxy Statement and Prospectus or in the affairs of CC or Flagship since the date hereof.

                                 AVAILABLE INFORMATION


      CC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's office at
450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the Commission in New York - 7 World Trade Center, Suite 1300, New York, New York, 10048; and Chicago - Citicorp Center, 500 West Madison Avenue, Suite 1400,
Chicago, Illinois, 60611-2511.   Copies of  such material  can be  obtained from
the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. CC Common Stock is listed on NASDAQ-NMS and such reports, proxy statements and other information concerning CC may be inspected at the offices of the National Association of Securities Dealers, 33 Whitehall, New York, NY 10004.

     CC has also filed a registration statement  on Form S-4 (together with all
amendments  and exhibits  thereto,   including  documents  and   information
incorporated by reference, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of CC Common Stock to be issued in connection with the Merger. This Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in
accordance with the rules and regulations  of the  Commission.   For  further
information, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement and Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to such document itself, each such statement being qualified in all respects by such reference. The Registration Statement (and exhibits thereto) may be inspected at the Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

CC.
      This Proxy Statement and Prospectus incorporates documents by reference, certain of which are not presented herein or delivered herewith. These documents (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request to F. Sheldon Prentice, Esq., Secretary, CC, Two Burlington Square, Burlington, Vermont, 05401,
telephone number  (802) 660-1410.   In  order to ensure  timely delivery  of the
documents, any request should be made by January 29, 1996.

      Incorporated by reference into this Proxy Statement and Prospectus are the following documents and information heretofore filed with the Commission by CC. Except as noted below, these documents are not presented herein or delivered herewith:

      (i) Annual Report on Form 10-K for the year ended December 31, 1994, as amended on April 4, April 25, and June 6, 1995;
      (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1995, June 30, 1995, as amended on December 28, 1995 and September 30, 1995; and
      (iii) Current Report on Form 8-K filed March 22, April 26 and September 22, 1995.

      All documents subsequently filed by CC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be
incorporated by reference herein, modifies or  supersedes such statement.   Any
statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

      All information in this Proxy Statement and Prospectus regarding Flagship and its affiliates has been furnished by Flagship, and all information herein regarding CC and its affiliates has been furnished by CC. No person is authorized to give any information or to make any representation not contained in this Proxy Statement and Prospectus in connection with the solicitation of proxies and offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by CC or Flagship. This Proxy Statement and Prospectus does not constitute the solicitation of a proxy, or an offer to sell or a solicitation of any offer to purchase any securities, in any jurisdiction in which such solicitation of an offer to purchase any securities may not be lawfully made. This Proxy and Prospectus does not cover any resales of the CC Common Stock offered hereby to be received by stockholders of Flagship deemed to be
"affiliates" of Flagship or CC upon the consummation of the Merger.   No  person
is authorized to make use of this Proxy Statement and Prospectus in connection with such resales. Neither the delivery of this Proxy Statement and Prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in the affairs of CC or Flagship since the date hereof.

                                   SUMMARY

      The following summary is not intended to be complete and is qualified in all respects by the more detailed information in this Proxy Statement and Prospectus, the appendices hereto and the documents incorporated herein by reference.

The Companies

      CC. CC is a two bank holding company, the principal assets of which are Chittenden Trust Company ("CTC"), with 40 banking locations in Vermont and Bank of Western Massachusetts ("BWM"), with 4 banking locations in the Springfield, Massachusetts area. At September 30, 1995, CC and its consolidated
subsidiaries  had  consolidated  assets   of  approximately  $1,522,808,000,
consolidated deposits of $1,305,416,000, and stockholders' equity of $131,000,000. CAB, also a wholly-owned subsidiary of CC, will be a newly-formed, Massachusetts-chartered trust company. The sole purpose of CAB is to facilitate the Merger and, after the consummation of the Merger of Flagship with and into CAB ("Effective Time"), CAB will be the surviving entity, but CAB will operate under the name of "Flagship Bank and Trust Company." Consequently, if the Merger is completed, Flagship stockholders will no longer hold any interest in Flagship other than through their interests in CC's shares.

      CC, CTC and BWM are subject to federal, state and local laws applicable to trust companies, banks and bank holding companies and to the regulations of the Board of Governors of the Federal Reserve System, the State of Vermont, the Commonwealth of Massachusetts and the Federal Deposit Insurance Corporation.

      For further information concerning CC, see "BUSINESS OF CC" herein and the CC documents incorporated by reference herein as described under
"Incorporation of  Certain  Documents by Reference."   The  principal executive
offices of CC are located at Two Burlington Square, Burlington, Vermont 05401 (telephone number (802) 658-4000).

      Flagship. Flagship is an FDIC-insured state-chartered Massachusetts trust company which has five branch locations, four in Worcester and one in Leominster, Massachusetts. Flagship is principally engaged in the business of attracting deposits from its banking offices and investing these funds
primarily in  consumer and  commercial loans.    At September  30, 1995,
Flagship had consolidated assets of approximately $265,100,000, consolidated deposits of $212,600,000, and stockholders' equity of $17,877,000.

      The principal executive offices of Flagship are located at 306 Main Street, Worcester, Massachusetts 01613. Flagship's telephone number is (508) 799-4321.

      Flagship is subject to federal, state and local laws applicable to Massachusetts trust companies and banks and to the regulations of the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks.

      For further information concerning Flagship, see "--Selected Financial Data of Flagship" and "BUSINESS OF FLAGSHIP."

The Merger

      The Merger Agreement provides for the merger of Flagship with and into CAB, a wholly-owned subsidiary of CC, with CAB to be the surviving corporation
doing business as "Flagship Bank and Trust Company."   Upon consummation  of the
Merger, each outstanding share of Flagship Common Stock, other than shares held by Flagship as treasury stock and shares as to which dissenters' rights have been perfected, will be converted into the right to receive 1.2 shares of CC Common Stock.

      Flagship may terminate the Merger Agreement if the market value of the CC Common Stock (the average closing price of CC Common Stock on the NASDAQ-NMS for twenty (20) consecutive trading days ending on the fifth trading day prior to the date of receipt of the last required regulatory approval regarding the Merger (the "Determination Price") falls below $23.25 per share. As of the date hereof, the Flagship Board does not intend to elect to waive its right to terminate the transaction based upon the Determination Price.

      Flagship stockholders will receive a cash payment in lieu of the issuance of fractional shares of CC Common Stock equal to the product obtained by multiplying the fraction of a share by the Determination Price.

      At the Effective Date and in consideration of the Merger, each share of Flagship Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled in return for rights to receive 1.2 shares of CC Common Stock.

     Flagship stockholders will receive a cash payment in lieu of the issuance of fractional shares of CC Common Stock equal to the product obtained by multiplying the fraction of a share by the Determination Price.

     At the Effective Date and in consideration of the Merger, each share of Flagship Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled in return for rights to receive 1.2 shares of CC Common Stock.

     Flagship's stockholders shall receive an aggregate of approximately 1,302,720 shares of CC Common Stock and an appropriate amount in cash to compensate for fractional share interests. The total consideration, based upon a representative price of CC Common Stock at $32.00 per share, equals $41,687,040.

     Based on the number of shares of CC Common Stock outstanding at September 30, 1995, Flagship stockholders would hold, in the aggregate, approximately 13.64% of the CC Common Stock outstanding immediately after consummation of the Merger. All Flagship stockholders currently are minority stockholders of Flagship and, following the Merger, such stockholders will be minority stockholders of CC. However, Flagship's stockholders' percentage interest in CC will be smaller than their prior percentage interest in Flagship, and accordingly, their ability to affect the business direction of CC through the right to vote will be reduced as a CC stockholder. The monetary consideration ("Purchase Price") was negotiated by the Chief Executive Officer of CC and a negotiating team comprised of the Chief Executive Officer and three directors of Flagship and approved by each corporation's Board of Directors.

Effective Time of the Merger

     The Merger will become effective upon the filing of Articles of Merger relating thereto with the Secretary of State of the Commonwealth of Massachusetts. The Merger cannot become effective until the Flagship stockholders have approved the Merger Agreement and all required regulatory approvals have been received and all other conditions precedent have been satisfied. CC or Flagship may terminate the Merger Agreement if the Merger is not consummated by June 30, 1996. At this time, the Merger is expected to be consummated by March 31, 1996.

Special Meeting of Flagship Stockholders

     The Special Meeting of Flagship stockholders to consider and vote upon the Merger Agreement will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts on February 5, 1996 at 10:00 a.m. local time. Only holders of record of Flagship Common Stock at the close of business on January 5, 1996
(the "Flagship Record Date"), will be entitled to notice of and to vote at the Flagship Special Meeting. At the close of business on the Flagship Record Date, there were outstanding and entitled to vote 1,085,600 shares of Flagship Common Stock. Each share of Flagship Common Stock is entitled to one vote on the Merger Agreement.

Votes Required to Approve the Merger

     Approval of the Merger Agreement by Flagship stockholders requires the affirmative vote of at least two-thirds of all shares of Flagship Common Stock outstanding and entitled to vote at the Special Meeting.

     It is expected that all of the shares of Flagship Common Stock beneficially owned by directors, executive officers and principal stockholders (defined herein as holders of 5% or more of the outstanding shares of Flagship Common Stock ("Principal Stockholders")) of Flagship and their affiliates at the Flagship Record Date for the Flagship Special Meeting (44.9% of the total number of outstanding shares of Flagship Common Stock at such date) will be voted for approval and adoption of the Merger Agreement. Assuming that all shares beneficially owned by each director, officer and Principal Stockholder of Flagship votes in favor of the Merger Agreement, the affirmative vote of the holders of an additional 239,464 shares of Flagship Common Stock, representing 22.1% of the total number of shares issued and outstanding on the Flagship Record Date, will be required to carry the proposal. As of the Flagship Record Date, neither CC nor its directors and executive officers and their affiliates beneficially owned any shares of Flagship Common Stock. See "THE SPECIAL MEETING - Quorum and Voting for the Special Meeting" and "THE MERGER - Rights of Flagship Dissenting Stockholders."

Recommendation of the Board of Directors of Flagship

THE BOARD OF DIRECTORS OF FLAGSHIP RECOMMENDS THAT FLAGSHIP STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     The Board of Directors of Flagship believes that the Merger Agreement, including the Purchase Price, and each of the transactions contemplated therein are in the best interests of Flagship and are fair to and in the best interests of its stockholders. The Flagship Board unanimously recommends that the stockholders of Flagship vote for approval and adoption of the Merger Agreement.

     In reaching its determination, the Board of Directors of Flagship consulted with management of Flagship and with Flagship's business, financial and legal advisors, and considered a number of factors, including, but not limited to, the following: Flagship's business, results of operations, prospects and financial condition; the cost to Flagship of continuing to operate independently as a relatively small banking institution in a consolidating market, the advantages of a business combination with CC, and the possible values to Flagship's shares by remaining independent; and oral presentations by KPMG Peat Marwick LLP ("KPMG"), as business advisor to Flagship; the oral presentation of Flagship's financial advisor, Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), which was confirmed in writing, that as of September 19, 1995, the terms set forth in the Merger Agreement were fair to Flagship stockholders from a financial point of view; certain information concerning CC's financial condition; results of operations and prospects; recent market prices for shares of Flagship Common Stock and CC Common Stock and the Purchase Price, and the possible impact of the Merger on Flagship's business, prospects, employees, customers and community. See "THE MERGER - Reasons of Flagship for the Merger."

Opinion of Sheshunoff

     Sheshunoff, Flagship's financial advisor in connection with the Merger, has delivered its written opinion to the Board of Directors of Flagship to the effect that, as of September 19, 1995 and as of the date of this Proxy Statement and Prospectus, the transaction proposed in the Merger Agreement is fair to Flagship stockholders from a financial point of view. The full text of the opinion of Sheshunoff, which sets forth assumptions made, matters considered and the limits on the review undertaken in connection with such opinion, is attached hereto as Appendix B. Flagship stockholders are encouraged to read this opinion in its entirety. Sheshunoff's opinion is directed only to the Purchase Price and does not constitute a recommendation to any Flagship stockholder as to how such stockholder should vote at the Flagship Special Meeting. See "THE MERGER - Background of the Merger, - Reasons of Flagship for the Merger, and - Opinion of Financial Advisor to Flagship."

Corporate Transactions

     Pursuant to the Merger Agreement, Flagship has agreed that neither it, nor any of its directors, officers, employees, advisors, agents or affiliates shall solicit or encourage inquiries or proposals with respect to, or, except to the extent required for the discharge by the Flagship Board of Directors of their fiduciary duties as determined upon written advice of counsel, furnish any information or recommend or endorse any takeover proposal relating to or participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of the assets or of a substantial equity interest in, Flagship or any merger, consolidation or business combination other than as contemplated by the Merger Agreement. See "THE MERGER
- Corporate Transactions."

Regulatory Approvals Required

     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC"), the Massachusetts Commissioner of Banks, and the Massachusetts Board of Bank Incorporation (the "Massachusetts Board"). CC has filed applications seeking these required regulatory approvals. As of the date of this Proxy Statement and Prospectus, none of these approvals has been received. There can be no assurance that such approvals will be received, or as to the timing of such approvals or as to the conditions on which they will be given if they are received. However, neither CC nor Flagship is aware of any reason as to why the applications would not be approved.

Conditions, Waiver and Amendment, and Termination

     The respective obligations of CC and Flagship to consummate the Merger are subject to the satisfaction of a number of conditions, including the receipt of all required regulatory approvals, and the approval of the Merger by the requisite vote of Flagship's stockholders, and certain other conditions customary in transactions of this kind. See "THE MERGER - Conditions to Consummation of the Merger."

     The Merger Agreement may be amended by mutual agreement of Flagship and CC at any time prior to the Effective Time of the Merger, provided, however, that after any approval of the Merger Agreement by the stockholders of Flagship, any amendment of the Merger Agreement, or waiver of any condition contained therein, which reduces the amount or changes the form of consideration to be delivered to Flagship stockholders requires the further approval of such stockholders. See "THE MERGER - Waiver and Amendment."

     The Merger Agreement may be terminated at any time before the Merger becomes effective under special circumstances specified in the Merger Agreement, including, without limitation, (i) by mutual consent of CC and Flagship; (ii) by CC or Flagship if the Effective Time shall not have occurred on or prior to June 30, 1996; (iii) by Flagship or CC if the Merger Agreement and the transactions contemplated thereby are not approved by the legally required vote of the stockholders of Flagship; (iv) by CC, if there shall have been any material breach of any representation, warranty, covenant or agreement of Flagship under the Merger Agreement; or (v) by Flagship, if there shall have been any material breach of any representation, warranty, covenant or agreement of CC under the Merger Agreement. Flagship may terminate the Merger Agreement, after approval of the Merger by the Flagship stockholders, if the Determination Price of the CC Common Stock falls below $23.25 per share, as adjusted for any stock split or stock dividend. See "THE MERGER - Terms of the Merger; Termination."

Interests of Certain Persons in the Merger

     Certain members of Flagship's management and Board of Directors have certain interests in the Merger in addition to their interests as stockholders of Flagship. These include provisions in the Merger Agreement relating to CC's agreement to continue the rights of Flagship officers and directors to be indemnified against certain liabilities arising before and including consummation of the Merger to the extent such persons would be entitled to indemnification under Massachusetts law and CC's charter and by-laws. CC has also undertaken to use its best efforts to cause continuation of the officer and director liability insurance policy maintained by Flagship for a period of six years from the Effective Time of the Merger under substantially the same conditions and terms as currently exist. In addition, an effect of the Merger will be the continuation of the current severance benefits of certain executive officers of Flagship in the event that their employment is terminated after the Merger. Flagship will pay benefits under Mr. McGowan's supplemental retirement plan at the Effective Time of the Merger. Additionally, CC has entered into an agreement with the President and Chief Executive Officer of Flagship, Donald J. McGowan, as to his continued employment after the Merger. This agreement provides for continued employment of Mr. McGowan after the Merger at his current salary level. This agreement also contains provisions, effective after the Merger, entitling Mr. McGowan to certain severance and other benefits if his employment terminates under certain circumstances after a "change in control" of CC. Certain stock options held by Mr. McGowan and Flagship officers will also become vested upon the consummation of the Merger and resultant "change in control." See "THE MERGER - Interest of Certain Persons in the Merger."

Business Pending the Merger

     The Merger Agreement provides that, pending completion of the Merger, Flagship will limit the manner in which it operates, including conducting its business only in the ordinary, regular and usual course consistent with past practice; using its best efforts to keep intact its business organization; and generally maintaining the status quo of its business and operations. CC has agreed not to enter into any undertaking that might have a short term material adverse effect on the price of CC's common stock without first obtaining Flagship's consent, which consent shall not be unreasonably withheld. See "THE MERGER - Business Pending the Merger."

Stock Option Agreement

     At the same time CC and Flagship entered into the Merger Agreement, and as consideration therefor, CC and Flagship entered into a stock option agreement (the "Stock Option Agreement") whereby Flagship granted CC an option (the "Option") to purchase up to 359,939 fully-paid and nonassessable shares of Flagship Common Stock (24.9%) at a price of $20.00 per share. The Option is exercisable on the occurrence of certain events which create the potential for a third party to acquire control of Flagship. To the best knowledge of CC and Flagship, no such event as would permit exercise of the Option has occurred to date.

     The Stock Option Agreement and Flagship's agreement that neither it nor its directors, officers, employees or their affiliates will encourage or hold discussions with potential acquirors (with an exception for actions required by fiduciary duty), may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all or a significant portion of shares of Flagship Common Stock from considering such an acquisition, even if such persons were to pay a higher price per share than under the Merger Agreement. See "THE MERGER - Stock Option Agreement and Appendix D."

Certain Federal Income Tax Consequences

     It is intended that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code (the "Code"), and, that holders of Flagship Common Stock who receive solely CC Common Stock in the Merger will not recognize gain or loss for federal income tax purposes as a result of the Merger. The foregoing tax treatment will not apply to Flagship stockholders' receipt of cash in lieu of fractional shares of CC Common Stock or pursuant to dissenters' rights of appraisal. A Flagship stockholder who receives CC Common Stock and cash in lieu of a fractional share will be treated as having received capital gain in the amount of the cash received provided that his/her Flagship shares are held as capital assets and will have an adjusted basis in such stock equal to his/her adjusted basis in the Flagship Common Stock surrendered minus (i) the amount of the cash received, plus (ii) the amount of any gain recognized on the exchange. The holding period of the shares of CC Common Stock received in the Merger will include the holding period of the shares of Flagship Common Stock surrendered in exchange therefor provided that the latter were held as capital assets.

     It is recommended that each Flagship stockholder consult his or her own tax advisor concerning the federal income tax consequences of the Merger, as well as any applicable state, local or foreign tax consequences, based upon such stockholders' own particular facts and circumstances. Each of CC and Flaghip have received an opinion of counsel dated as of the Effective Time, substantially to the foregoing effect. See "THE MERGER - Certain Federal Income Tax Consequences" at page 42.

Resales of CC Common Stock

     The shares of CC Common Stock issuable to stockholders of Flagship upon consummation of the Merger may be traded freely by those stockholders who are not "affiliates" of CC or Flagship. However, stockholders deemed to be "affiliates" of CC or Flagship will be restricted with regard to the sale of CC Common Stock received in the Merger under the Securities Act Rules and for purposes of qualifying the Merger for "pooling of interests" accounting treatment. Flagship has agreed in the Merger Agreement to use its best efforts to cause "affiliates" of Flagship to deliver a written agreement intended to ensure compliance with the Securities Act and preserve "pooling of interests" accounting treatment. At the Effective Time, each option granted by Flagship to purchase shares of Flagship Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of CC Common Stock in an amount and at an exercise price determined in the Merger Agreement and indicated later in this Proxy Statement and Prospectus. CC's Common Stock covered by the new CC options will be registered for resale by the holders of such options from the Effective Time. See "THE MERGER - Resale of CC Common Stock received by Flagship Stockholders."

Accounting Treatment

     It is intended that the Merger will be accounted for as a "pooling of interests" for financial statement purposes, that such accounting treatment is in accordance with generally accepted accounting principles and in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16") and the consummation of the Merger is conditioned upon the receipt by CC and Flagship of an opinion by Arthur Andersen LLP that the Merger qualifies for such "pooling of interests" treatment. Under this method of accounting, the recorded amount of assets and liabilities of CC and Flagship will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of CC and Flagship will be combined on CC's consolidated balance sheet. Financial statements of CC issued after the Effective Time will be restated retroactively to reflect the consolidated operations of CC and Flagship as if CC and Flagship have always been combined.

     The unaudited pro forma condensed combined financial information contained in this Proxy Statement and Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA", "THE MERGER - ACCOUNTING TREATMENT" and "PRO FORMA FINANCIAL DATA."

Dissenters' Rights of Appraisal

     Under Massachusetts law, holders of Flagship Common Stock who do not vote to approve the Merger Agreement may elect to have the "fair value" of their shares (determined in accordance with Massachusetts law) judicially appraised and paid to them, if the Merger is consummated and if they strictly comply with the provisions of Massachusetts Business Corporation Law ("MBCL") Annotated Ch. 156B Sections 85 through 98, inclusive, a copy of which is attached hereto as Appendix D. Any deviation from such requirements may result in the loss of dissenters' rights. See "THE MERGER - Rights of Flagship Dissenting Stockholders" and Appendix D. Cash received on the exercise of appraisal rights will not be subject to the tax treatment afforded under Section 368(a) and related provisions of the Code. See "THE MERGER - Certain Federal Income Tax Consequences."

Markets and Prices

     CC Common Stock is listed on NASDAQ-NMS. There is no public market for Flagship Common Stock. The following table sets forth the closing price per share of CC Common Stock as reported on NASDAQ-NMS and the "equivalent per share price" (as defined below) of Flagship Common Stock, each as of (i) September 19, 1995, the day CC and Flagship announced plans for the Merger after the close of market trading, and (ii) December 29, 1995. The "equivalent per share price" of the Flagship Common Stock as of such dates is calculated by multiplying the last reported sales price of CC Common Stock (set forth below under the heading "Historical CC Common Stock") by 1.2 (the Per Share Consideration under the Merger Agreement).
                                                             Historical
                  Historical        Historical               Flagship Equivalent
                  CC Common Stock   Flagship Common Stock    Per Share Price
                  --------------------------------------------------------------

September 19, 1995    $26.50         $16.47 (1)              $31.80

December 29, 1995     $32.00         $17.06 (2)              $38.40

______________________
(1) Flagship Common Stock is not traded on any established market. At September 30, 1995, the book value per share of Flagship's Common Stock was $16.47 (unaudited).
(2) At December 29, 1995, the book value, unaudited, per share of Flagship's Common Stock was $17.06.

     No assurance can be given as to what the market price of CC Common Stock will be if and when the Merger is consummated or when such shares are actually issued in the Merger.

Certain Differences in Rights of Stockholders

     The rights of Flagship stockholders are currently governed by Massachusetts corporate law, Massachusetts trust company law and Flagship's Articles of Organization and Bylaws. On completion of the Merger, Flagship stockholders will become stockholders of CC, and their rights will be governed by the Vermont Business Corporation Law and CC's Articles of Incorporation and Bylaws. See "THE MERGER - Certain Differences in Rights of Stockholders" for a discussion of the material differences in the rights of the holders of CC Common Stock and Flagship Common Stock.

Management and Operations After the Merger

     At the Effective Time of the Merger, the separate corporate existence of Flagship will cease to exist and CAB will be the surviving corporation but will do business under the name of "Flagship Bank and Trust Company." The newly-constituted "Flagship" will remain a direct subsidiary of CC. It is anticipated that the members of management of Flagship immediately after the Effective Time will continue largely as before. The Merger Agreement provides that CC intends to keep Flagship's Board separate from CC's and to name up to two additional Flagship directors, who may be employees of CC or an affiliate. The Merger Agreement contains no other agreement as to the makeup of Flagship's Board of Directors after the Merger. See "THE MERGER - Interests of Certain Persons in the Merger; Management and Operations After the Merger."


            SELECTED HISTORICAL AND SUMMARY PRO FORMA FINANCIAL DATA

     The following tables set forth certain selected historical financial information for CC and Flagship, and certain unaudited pro forma financial information giving effect to the Merger as of January 1, 1992 using the "pooling of interests" method of accounting. For a description of the "pooling of interests" method of accounting with respect to the Merger and the related effects on the historical financial statements of Flagship, see "THE MERGER - Accounting Treatment." Summary pro forma information is presented as of and for the nine months ended September 30, 1995 and 1994 and for the year ended December 31, 1994. The tables also present unaudited pro forma financial information giving effect to the acquisition of BWM as of January 1, 1994
(for the approximate two and one half months ended March 17, 1995 and for the year ended December 31, 1994) using the purchase method of accounting. The BWM transaction was consummated on March 17, 1995; therefore, the BWM results of operations after that date are included in the CC historical income statement for the nine months ended September 30, 1995. The historical income statement data for CC and Flagship included in the selected financial data for the five years ended December 31, 1994 are derived from audited consolidated financial statements of CC and Flagship. The unaudited historical financial data for the nine months ended September 30, 1995 and 1994 have been derived from amounts reported on the Quarterly Report on Form 10-Q by CC and from unaudited consolidated financial statements of Flagship attached as Appendix G. This information should be read in conjunction with the December 31, 1994 consolidated financial statements of each of CC and Flagship, and the related notes thereto, delivered herewith and/or incorporated herein by reference, and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement and Prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE", "PRO FORMA FINANCIAL DATA."

     The pro forma financial information included are for information purposes only and are not necessarily indicative of the results of the future operations of the merged entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.